EXHIBIT 10.2
EXECUTION COPY

AMENDMENT NO. 1 TO SECOND AMENDED AND RESTATED RECEIVABLES PURCHASE AGREEMENT (the “Amendment”), dated as of May 31, 2012, among ANIXTER RECEIVABLES CORPORATION, a Delaware corporation (the “Seller”), ANIXTER INC., a Delaware corporation (“Anixter”), as the initial Servicer, each financial institution party hereto as a Financial Institution, CHARIOT FUNDING LLC (successor by merger to Falcon Asset Securitization Company LLC) (“Chariot”) and THREE PILLARS FUNDING LLC (“Three Pillars”), as conduits, (collectively, the “Conduits” and each individually, a “Conduit”), SUNTRUST ROBINSON HUMPHREY, INC. and JPMORGAN CHASE BANK, N.A. (“J.P. Morgan”), as managing agents (collectively, the “Managing Agents” and each individually, a “Managing Agent”) and J.P. Morgan, as agent for the Purchasers (the “Agent”).

W I T N E S S E T H:

WHEREAS, the Seller, Anixter, the Financial Institutions, the Conduits, the Managing Agents and the Agent are parties to that certain Second Amended and Restated Receivables Purchase Agreement, dated as of May 31, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”); and

WHEREAS the parties hereto desire to amend the Agreement on the terms and conditions set forth below;

NOW THEREFORE, in consideration of the premises herein contained, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1. Defined Terms. Capitalized terms used and not otherwise defined herein shall have the meanings assigned to such terms in the Agreement.

SECTION 2. Amendments to the Agreement. Subject to the satisfaction of the conditions precedent set forth in Section 3 below, the parties hereto agree that the Agreement is amended as follows:

(a) Three Pillars shall cease to be a party to the Agreement and shall have no further rights or obligations under the Transaction Documents other than those rights and obligations under provisions that expressly survive termination of the applicable Transaction Document.

(b) Each reference to the “Three Pillars Purchase Group” in the Agreement is hereby replaced with a reference to “SunTrust Purchase Group”.

(c) Clause (b)(i) under the heading “AMENDMENT AND RESTATEMENT” in the Agreement is hereby amended by deleting the reference to “CP Costs,” in such clause.

(d) Section 1.2 of the Agreement is hereby amended by adding the following sentence to the end of such section:

“The Seller may not request more than one (1) Incremental Purchase per calendar week.”

(e) Section 1.3 of the Agreement is hereby amended by adding the following sentence to the end of  such section:

“The Seller may not issue more than one (1) Reduction Notice per calendar week.”

(f) Section 1.4 of the Agreement is hereby amended by deleting the final sentence of such section in its entirety.

(g) Section 3.1 of the Agreement is hereby amended by deleting the final two sentences of such section in their entirety.

(h) Section 4.3(a) of the Agreement is hereby amended by adding the following sentence to the end of such section:

“Notwithstanding anything herein to the contrary, each Tranche Period with respect to any Purchaser Interest held by a Financial Institution in the SunTrust Purchase Group shall be identical to each Accrual Period.

(i) Section 9.1(b) of the Agreement is amended and restated in its entirety to read as follows:

“(b) Any representation, warranty, certification or statement made by any Seller Party in this Agreement, any other Transaction Document or in any other document delivered pursuant hereto or thereto shall prove to have been incorrect when made or deemed made; provided, however, that (i) any breach of the representations and warranties set forth in Sections 5.1(i), (s) or (t) shall not constitute an Amortization Event unless such breach or breaches apply in the aggregate to a material portion of the Receivables and (ii) any breach of the representations and warranties set forth in Section 7.1(j) with respect to account number 3750186815 maintained at Bank of America, N.A. shall not constitute an Amortization Event unless such breach occurs after sixty (60) days after May 31, 2012.”

(j) Section 9.1 of the Agreement is amended by adding the following new clause (o) to the end of such section:

“(o) (i) Account number 3750186815 maintained at Bank of America, N.A. shall not be re-titled in the name of the Seller on or before the date that is sixty (60) days after May 31, 2012 or (ii) the Seller shall fail to deliver, on or before the date that is sixty (60) days after May 31, 2012, a fully-executed Collection Account Agreement (or another account control agreement that is reasonably satisfactory to the Agent) with respect to account number 3750186815 maintained at Bank of America, N.A.”

(k) Section 10.2(a) of the Agreement is amended and restated in its entirety to read as follows:

“10.2 Increased Cost and Reduced Return. (a) If any Regulatory Change (i) subjects any Purchaser or any Funding Source to any charge or withholding on or with respect to any Funding Agreement or a Purchaser’s or Funding Source’s obligations under a Funding Agreement, or on or with respect to the Receivables, or changes the basis of taxation of payments to any Purchaser or any Funding Source of any amounts payable under any Funding Agreement (except for changes in the rate of tax on the overall net income of a Purchaser or Funding Source or taxes excluded by Section 10.1) or (ii) imposes, modifies or deems applicable any reserve, assessment, fee, tax, insurance charge, special deposit or similar requirement against assets of,

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deposits with or for the account of, or liabilities of a Funding Source or a Purchaser, or credit extended by a Funding Source or a Purchaser pursuant to a Funding Agreement or (iii) imposes any other condition the result of which is to increase the cost to a Funding Source or a Purchaser of performing its obligations under a Funding Agreement, or to reduce the rate of return on a Funding Source’s or Purchaser’s capital or assets as a consequence of its obligations under a Funding Agreement, or to reduce the amount of any sum received or receivable by a Funding Source or a Purchaser under a Funding Agreement, or to require any payment calculated by reference to the amount of interests or loans held or interest received by it, then, upon demand by the Agent or the relevant Managing Agent, Seller shall pay to the applicable Managing Agent, for the benefit of the relevant Funding Source or Purchaser, such amounts charged to such Funding Source or Purchaser or such amounts to otherwise compensate such Funding Source or such Purchaser for such increased cost or such reduction. Subject to the limitations contemplated by the last sentence of this Section 10.2(a), Seller acknowledges that any Purchaser or Funding Source may institute measures in anticipation of a Regulatory Change, and may commence allocating charges to or seeking compensation from Seller under this Section 10.2, in advance of the effective date of such Regulatory Change and Seller agrees to pay such charges or compensation to the applicable Managing Agent, for the benefit of such Purchaser or Funding Source, following demand therefor without regard to whether such effective date has occurred. The term “Regulatory Change” shall mean (i) the adoption after the date hereof of any applicable law, rule or regulation (including any applicable law, rule or regulation regarding capital adequacy or liquidity coverage) or any change therein after the date hereof or (ii) any change after the date hereof in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency; provided that for purposes of this definition, (x) the United States bank regulatory rule titled Risk-Based Capital Guidelines; Capital Adequacy Guidelines; Capital Maintenance: Regulatory Capital; Impact of Modification to Generally Accepted Accounting Principles; Consolidation of Asset-Backed Commercial Paper Programs; and Other Related Issues, adopted on December 15, 2009, (y) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder, issued in connection therewith or in implementation thereof, and (z) all requests, rules, guidelines and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, shall in each case be deemed to be a “Regulatory Change”, regardless of the date enacted, adopted, issued or implemented. Notwithstanding the foregoing, Seller shall not have any obligation to pay to the applicable Managing Agent, for the benefit of the relevant Funding Source or Purchaser, any amounts pursuant to this Section 10.2(a) to the extent that such amounts or compensation arise solely in connection with any such Purchaser’s or Funding Source’s, as applicable, compliance with the liquidity coverage ratio requirements contemplated by Basel III (the “LCR Increased Costs”) unless such LCR Increased Costs arise, or relate to, any time on or after the sixtieth (60th) day following Seller’s receipt of a written notice from such Purchaser, such Funding Source or a Managing Agent, as applicable, to the effect that such Purchaser or Funding Source intends to request compensation for such LCR Increased Costs.”

(l) The definition of “Applicable Margin” set forth in Exhibit I to the Agreement is hereby amended and restated in its entirety to read as follows:

“Applicable Margin” means 2.95%.

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(m) The definition of “Broken Funding Costs” set forth in Exhibit I to the Agreement is hereby amended and restated in its entirety to read as follows:

“Broken Funding Costs” means, with respect to the Falcon Purchase Group, Falcon Broken Funding Costs and, with respect to the SunTrust Purchase Group, SunTrust Broken Funding Costs.

(n) The definition of “Conduit” set forth in Exhibit I to the Agreement is hereby amended and restated in its entirety to read as follows:

“Conduit” means each of Falcon, any other member of a Purchase Group identified as a “Conduit” by the related Managing Agent, and their respective successors and assigns as Conduits hereunder.

(o) The definition of “CP Rate” set forth in Exhibit I to the Agreement is hereby amended and restated in its entirety to read as follows:

“CP Rate” means for any Accrual Period, with respect to any Purchaser Interest owned by the Falcon Purchase Group, the Falcon CP Rate.

(p) The definition of “Default Fee” set forth in Exhibit I to the Agreement is hereby amended and restated in its entirety to read as follows:

“Default Fee” means with respect to any amount due and payable by Seller in respect of any Aggregate Unpaids, an amount equal to interest on any such unpaid Aggregate Unpaids at a rate per annum equal to 3.95% above the Base Rate.

(q) Clause (i) of the definition of “Eligible Receivable” set forth in Exhibit I to the Agreement is hereby amended and restated in its entirety to read as follows:

“(i) the Obligor of which (a) if a natural person, is a resident of the United States or, if a corporation or other business organization, is organized under the laws of the United States or any political subdivision thereof and has its chief executive office in the United States; (b) is not an Affiliate of any of the parties hereto and (c) is not the subject of a proceeding under the Bankruptcy Code or any other insolvency proceeding;”

(r) The definition of “Falcon” set forth in Exhibit I to the Agreement is hereby amended and restated in its entirety to read as follows:

“Falcon” means Chariot Funding LLC (successor by merger to Falcon Asset Securitization Company LLC) and its successors and permitted assigns.

(s) The definition of “Falcon CP Rate” set forth in Exhibit I to the Agreement is hereby amended and restated in its entirety to read as follows:

“Falcon CP Rate” means, for any day, a rate per annum equal to the thirty (30) day London-Interbank Offered Rate appearing on the Bloomberg BBAM (British Bankers Association) Page (or on any successor or substitute page of such service, providing rate quotations comparable to those currently provided on such page of such service, as determined by

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the Administrative Agent from time to time in accordance with its customary practices for purposes of providing quotations of interest rates applicable to U.S. Dollar deposits in the London interbank market) at approximately 11:00 a.m. (London time) on such day or, if such day is not a Business Day in London, the immediately preceding Business Day in London. In the event that such rate is not available on any day at such time for any reason, then the “Daily/30 Day LIBOR Rate” for such day shall be the rate at which thirty (30) day U.S. Dollar deposits of $5,000,000 are offered by the principal London office of JPMCB in immediately available funds in the London interbank market at approximately 11:00 a.m. (London time) on such day; and if the Administrative Agent is for any reason unable to determine the Daily/30 Day LIBOR Rate in the foregoing manner or has determined in good faith that the Daily/ 30 Day LIBOR Rate determined in such manner does not accurately reflect the cost of acquiring, funding or maintaining a Purchaser Interest, the Daily/30 Day LIBOR Rate for such day shall be the Base Rate.

(t) The definition of “LIBO Rate” set forth in Exhibit I to the Agreement is hereby amended and restated in its entirety to read as follows:

“LIBO Rate” means the Falcon LIBO Rate or the SunTrust LIBO Rate, as the case may be.

(u) The definition of “Liquidity Agreement” set forth in Exhibit I to the Agreement is hereby amended and restated in its entirety to read as follows:

“Liquidity Agreement” means the Falcon Liquidity Agreement or any other Agreement between a Conduit and its related Financial Institutions related to the transactions contemplated by the Transaction Documents.

(v) The definition of “Liquidity Commitment” set forth in Exhibit I to the Agreement is hereby amended and restated in its entirety to read as follows:

“Liquidity Commitment” means, for each Financial Institution that is the member of a Purchase Group that has a Conduit, the commitment of such Financial Institution to purchase interests in respect of (or lend against) Purchaser Interests from such Conduit in an amount not to exceed (a) in the aggregate, the amount set forth opposite such Financial Institution’s name under the Liquidity Commitment Column on Schedule A to this Agreement, as such amount may be modified in accordance with the terms hereof, and (b) with respect to any individual purchase from such Conduit, its Adjusted Pro Rata Share of the Purchase Price therefor. Any Financial Institution that is a member of a Purchase Group with no Conduit shall not have any Liquidity Commitment.

(w) The definition of “Liquidity Termination Date” set forth in Exhibit I to the Agreement is hereby amended and restated in its entirety to read as follows:

“Liquidity Termination Date” means May 31, 2015.

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(x) The definition of “Managing Agent” set forth in Exhibit I to the Agreement is hereby amended and restated in its entirety to read as follows:

“Managing Agent” means, as to any Purchase Group, the financial institution responsible for the administration of such Purchase Group. As of the date hereof, JPMCB is the Managing Agent for the members of the Falcon Purchase Group, and SunTrust is the Managing Agent for members of the SunTrust Purchase Group.

(y) The definition of “Purchase Group” set forth in Exhibit I to the Agreement is hereby amended and restated in its entirety to read as follows:

“Purchase Group” means a Managing Agent and its related Purchasers.

(z) The definition of “Purchase Limit” set forth in Exhibit I to the Agreement is hereby amended and restated in its entirety to read as follows:

“Purchase Limit” means $300,000,000, as such amount may be increased or decreased in accordance with the provisions of Article XII.

(aa) The definition of “Settlement Period” set forth in Exhibit I to the Agreement is hereby amended and restated in its entirety to read as follows:

“Settlement Date” means (A) the Monthly Settlement Date, (B) in the case of Financial Institutions that are members of any Purchase Group other than the SunTrust Purchase Group, the last day of the relevant Tranche Period in respect of each Purchaser Interest of the Financial Institutions and (C) in the case of Financial Institutions other than Financial Institutions in the SunTrust Purchase Group that are members of the SunTrust Purchase Group, each Monthly Settlement Date.

(bb) The definition of “Settlement Period” set forth in Exhibit I to the Agreement is hereby amended and restated in its entirety to read as follows:

“Settlement Period” means (A) in respect of each Purchaser Interest of the Conduits and Purchasers in the SunTrust Purchase Group, the immediately preceding Accrual Period, and (B) in respect of each Purchaser Interest of the Financial Institutions, the entire Tranche Period of such Purchaser Interest; and

(cc) The definition of “Special Concentration Limit” set forth in Exhibit I to the Agreement is hereby amended and restated in its entirety to read as follows:

“Special Concentration Limit” means, at any time, with respect to any Special Obligor, a dollar amount equal to a percentage of the aggregate Outstanding Balance of Eligible Receivables or such other limit as the Agent may designate for such Special Obligor; provided, that any Managing Agent may, upon notice to Seller, cancel or reduce any Special Concentration Limit. As of May 31, 2012, the Special Concentration Limits described on the table below are in effect:

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Special Obligor	Special Concentration Limit

Walgreen Co.	6% of the aggregate Outstanding Balance of Eligible Receivables

Cummins Inc.	6% of the aggregate Outstanding Balance of Eligible Receivables

All governments and governmental subdivisions or agencies collectively	1% of the aggregate Outstanding Balance of Eligible Receivable

(dd) The definition of “Special Obligor” set forth in Exhibit I to the Agreement is hereby amended and restated in its entirety to read as follows:

“Special Obligor” means any Obligor as may be designated by the Managing Agents from time to time as a “Special Obligor.” As of May 31, 2012, the following Obligors are “Special Obligors”: (i) Walgreen Co., so long as the Debt Rating of Walgreen Co. is greater than or equal to BBB- by S&P and greater than or equal to Baa3 by Moody’s, (ii) Cummins Inc., so long as the Debt Rating of Cummins Inc. is greater than or equal to BBB- by S&P and greater than or equal to Baa3 by Moody’s and (iii) all governments and governmental subdivisions or agencies collectively.

(ee) The definition of “Tranche Period” set forth in Exhibit I to the Agreement is hereby amended and restated in its entirety to read as follows:

“Tranche Period” means

(i) with respect to any Purchaser Interest held by a Financial Institution (other than a Financial Institution in the SunTrust Purchase Group), including any Purchaser Interest or undivided interest in a Purchaser Interest assigned to a Financial Institution pursuant to a Liquidity Agreement:

(a) if Yield for such Purchaser Interest is calculated on the basis of the LIBO Rate, a period of one, two or three months, or such other period as may be mutually agreeable to the applicable Managing Agent and Seller, commencing on a Business Day selected by Seller or such Managing Agent pursuant to this Agreement. Such Tranche Period shall end on the day in the applicable succeeding calendar month which corresponds numerically to the beginning day of such Tranche Period, provided, however, that if there is no such numerically corresponding day in such succeeding month, such Tranche Period shall end on the last Business Day of such succeeding month; or

(b) if Yield for such Purchaser Interest is calculated on the basis of the Base Rate, a period selected by Seller and agreed to by the applicable Managing Agent, commencing and ending on a Business Day, provided no such period shall exceed one month.

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If any Tranche Period would end on a day which is not a Business Day, such Tranche Period shall end on the next succeeding Business Day, provided, however, that in the case of Tranche Periods corresponding to the LIBO Rate, if such next succeeding Business Day falls in a new month, such Tranche Period shall end on the immediately preceding Business Day. In the case of any Tranche Period for any Purchaser Interest which commences before the Amortization Date and would otherwise end on a date occurring after the Amortization Date, such Tranche Period shall end on the Amortization Date. The duration of each Tranche Period which commences after the Amortization Date shall be of such duration as selected by the applicable Managing Agent. In no event shall any Tranche Period extend beyond the Facility Termination Date.

(ii) with respect to any Purchaser Interest held by a Financial Institution in the SunTrust Purchase Group, each Accrual Period.

(ff) Exhibit I to the Agreement is hereby amended by deleting the following defined terms in their entirety: Three Pillars, Three Pillars Broken Funding Costs, Three Pillars Credit Agreement, Three Pillars Credit Bank, Three Pillars CP Rate, Three Pillars LIBO Rate, Three Pillars Liquidity Agreement, Three Pillars Liquidity Bank and Three Pillars Purchase Group.

(gg) Exhibit I to the Agreement is hereby amended by adding the following defined terms in the appropriate alphabetical locations:

“London Banking Day” means any day on which dealings in dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“SunTrust Broken Funding Costs” if

(i) any request for an Incremental Purchase is made and such Incremental Purchase does not occur; or

(ii) any Incremental Purchase or Reinvestment, has its principal reduced without compliance by Seller with the notice requirements hereunder,

then, the amount of “SunTrust Broken Funding Costs” related thereto shall be equal to the excess, if any, of (1) the fees that would have accrued, assuming that, as applicable, such Incremental Purchase or Reinvestment had occurred, or such reduction had occurred in compliance with the notice requirements hereunder, over (2) the income, if any, actually received during the remainder of such period by the members of the SunTrust Purchase Group from investing the principal related to, as applicable, such Incremental Purchase that did not occur or such reduction that occurred without compliance with the notice requirements hereunder. All SunTrust Funding Costs shall be due and payable hereunder upon demand.

“SunTrust LIBO Rate” means, for any Accrual Period, a rate per annum equal the rate per annum appearing on page BBAM on the Bloomberg Terminal (successor to Telerate page 3750) (“Page BBAM”) (or any other page that may replace such page from time to time for the purpose of displaying offered rates of leading banks for London interbank deposits for one month in United States dollars) at approximately 11:00 a.m. (London time) on the second London

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Business Day preceding the commencement of such Accrual Period; provided that in the event no such rate is shown, the SunTrust LIBO Rate shall be the rate per annum (rounded upwards, if necessary, to the nearest 1/100th of one percent) based on the rates at which Dollar deposits for one month are displayed on page “LIBOR” of the Reuters Screen as of 11:00 a.m. (London time) on the second London Business Day preceding the commencement of such Accrual Period (it being understood that if at least two (2) such rates appear on such page, the rate will be the arithmetic mean of such displayed rates); provided further, that in the event fewer than two (2) such rates are displayed, or if no such rate is relevant, the LIBOR Rate shall be the rate per annum equal to the average of the rates at which deposits in Dollars are offered by SunTrust at approximately 11:00 a.m. (London time) on the second London Business Day preceding the commencement of such Accrual Period to prime banks in the London interbank market for a one month period.

“SunTrust Purchase Group” means SunTrust and each of the other Financial Institutions (if any) identified as a member of the SunTrust Purchase Group on Schedule A hereto, together with each of their respective successors, assigns and participants. The SunTrust Purchase Group does not include a Conduit.

(hh) Schedule A to the Agreement is hereby amended and restated in its entirety as Schedule A hereto.

SECTION 3. Effective Date. This Amendment shall become effective and shall be deemed effective as of the date first written above when:

(a) the Agent shall have received counterparts hereof executed by each Person for which a signature block is attached hereto;

(b) the Seller shall have paid all invoiced audit and legal fees of Sidley Austin LLP incurred by the Agent in connection with the transactions contemplated by this Amendment and the Agreement; and

(c) the Managing Agents shall have received (1) counterparts to the Sixth Amended and Restated Fee Letter duly executed by each Person for which a signature is attached thereto and (2) all fees payable on the date hereof pursuant to such Sixth Amended and Restated Fee Letter.

SECTION 4. Representations and Warranties of the Seller Parties. In order to induce the parties hereto to enter into this Amendment, each of the Seller Parties represents and warrants to the Agent and the Purchasers, as to itself, that:

(a) The representations and warranties of such Seller Party set forth in Section 5.1 of the Agreement, as hereby amended, are true, correct and complete on the date hereof as if made on and as of the date hereof and there exists no Amortization Event or Potential Amortization Event on the date hereof, provided that in the case of any representation or warranty in Section 5.1 that expressly relates to facts in existence on an earlier date, the reaffirmation thereof under this Section 4(a) shall be made as of such earlier date.

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(b) The execution and delivery by such Seller Party of this Amendment has been duly authorized by proper corporate proceedings of such Seller Party and this Amendment, and the Agreement, as amended by this Amendment, constitutes the legal, valid and binding obligation of such Seller Party, enforceable against such Seller Party in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws of general applicability affecting the enforcement of creditors’ rights generally.

SECTION 5. Ratification. The Agreement, as amended hereby, is hereby ratified, approved and confirmed in all respects.

SECTION 6. Reference to Agreement. From and after the effective date hereof, each reference in the Agreement to “this Agreement”, “hereof”, or “hereunder” or words of like import, and all references to the Agreement in any and all agreements, instruments, documents, notes, certificates and other writings of every kind and nature shall be deemed to mean the Agreement, as amended by this Amendment.

SECTION 7. CHOICE OF LAW. THIS AMENDMENT SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (INCLUDING, BUT NOT LIMITED TO, 735 ILCS SECTION 105/5-1 ET SEQ., BUT OTHERWISE WITHOUT REGARD TO THE CONFLICTS OF LAW PROVISIONS) OF THE STATE OF ILLINOIS.

SECTION 8. Execution of Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Delivery of an executed signature page of this Amendment by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof.

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and delivered as of the date first written above:

ANIXTER RECEIVABLES CORPORATION, as the Seller

By: /s/ Rod Shoemaker
Name: Rod Shoemaker
Title: V.P. Treasurer

ANIXTER INC.,

as the initial Servicer

By: /s/ Rod Shoemaker
Name: Rod Shoemaker
Title: V.P. Treasurer

Signature Page to
Amendment No. 1 to Second Amended and Restated Receivables Purchase Agreement

CHARIOT FUNDING LLC

By: JPMorgan Chase Bank, N.A., its attorney-in-fact

By: /s/ Joel Gedroic
Name: Joel Gedroic
Title: Executive Director

JPMORGAN CHASE BANK, N.A., as a Financial

Institution, a Managing Agent and as Agent

By: /s/ Joel Gedroic
Name: Joel Gedroic
Title: Executive Director

Signature Page to
Amendment No. 1 to Second Amended and Restated Receivables Purchase Agreement

THREE PILLARS FUNDING LLC

By: /s/ Doris J. Hearn
Name: Doris J. Hearn
Title: Authorized Signatory

SUNTRUST BANK, as a

Financial Institution

By: /s/ Joseph Franke
Name: Joseph Franke
Title: Senior Vice President

SUNTRUST ROBINSON HUMPHREY, INC., as a Managing

Agent

By: /s/ Kyle Shenton
Name: Kyle Shenton
Title: Vice President

Signature Page to
Amendment No. 1 to Second Amended and Restated Receivables Purchase Agreement

SCHEDULE A
COMMITMENTS OF FINANCIAL INSTITUTIONS; PURCHASE LIMITS

FALCON PURCHASE GROUP
PURCHASE GROUP LIMIT: $172,000,000.00

Financial Institution	Back-up Commitment	Liquidity Commitment
JPMorgan Chase Bank, N.A.	$172,000,000.00	$175,312,500.00

SUNTRUST PURCHASE GROUP
PURCHASE GROUP LIMIT: $128,000,000.00

Financial Institution	Back-up Commitment	Liquidity Commitment
SunTrust Bank	$128,000,000.00	N/A